Filed Pursuant to Rule 433
File No. 333-135813
GE Interest Plus1
Seeking a higher rate?
Earn 3.00% to 3.30%2 with GE Interest Plus.*
Invest in GE Interest Plus and your rate will always be higher than the average of all taxable money market mutual funds in the U.S.3 But an investment is only as good as the company behind it. GE Interest Plus is issued by General Electric Capital Corporation, which is triple-A rated by both Moody’s and Standard & Poor’s.* Because it’s a direct investment, there are no sales, redemption or management fees. You’ll also have access to your money when you need it, simply by writing a check or transferring money to a linked bank checking account. As an added incentive, you’ll receive $25 when you invest today.
Visit geinterestplus.com/wa
or call 1-800-582-5458 ext 452
M-F: 8:30 am — 7 pm ET
*GE Interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard and Poor’s Corporation and Aaa by Moody’s Investors Service. You should notethat GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investment in short term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.geinterestplus.com. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by visiting www.geinterestplus.com or calling toll free 1-800-582-5458.

1.	GE Interest Plus is a trademark of General Electric Company

2.	Rates as of 3/24/08 and may be reset weekly. Current rates and yields are available at geinterestplus.com

3.	Reported weekly by iMoneyNet, Inc.